Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to The Covance 401(k) Savings Plan of our reports (a) dated February 28, 2012, with respect to the consolidated financial statements of Covance Inc. and the effectiveness of internal control over financial reporting of Covance Inc. included in its Annual Report (Form 10-K), and (b) dated June 22, 2012, with respect to the financial statements of The Covance 401(k) Savings Plan included in the Plan’s Annual Report (Form 11-K), both for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

July 27, 2012